EXHIBIT 99.1

INDEPENDENT AUDITORS’ REPORT

To the Stockholders and Board of Directors of

Infonet Services Corporation

El Segundo, California

We have audited the consolidated financial statements of Infonet Services Corporation and its subsidiaries as of March 31, 2002 and 2003, and for each of the three years in the period ended March 31, 2003, and have issued our report thereon dated June 20, 2003 (included elsewhere in this Annual Report on Form 10-K). Our audits also included the financial statement schedule listed in Item 16. This financial statement schedule is the responsibility of the Company’s management. Our responsibility is to express an opinion based on our audits. In our opinion, such financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

/s/ DELOITTE & TOUCHE LLP
Deloitte & Touche LLP Los Angeles, California June 20, 2003

SCHEDULE II

INFONET SERVICES CORPORATION AND SUBSIDIARIES

VALUATION AND QUALIFYING ACCOUNTS (DOLLARS IN THOUSANDS)

DESCRIPTION	BALANCE AT BEGINNING OF PERIOD	CHARGED TO COSTS AND EXPENSES	CHARGED TO OTHER ACCOUNTS	DEDUCTIONS	BALANCE AT END OF PERIOD
Allowance for doubtful accounts and customer credits
2001	8,364	2,282	3,296	87	13,855
2002	13,855	759	436	120	14,930
2003	14,930	7,059	3,396	7,720	17,665